Google Confidential and Proprietary 1
Transferable Stock Options
Showing You The Money
Filed by Google Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No 333-142243

2 Google Confidential and Proprietary
About This Material
Google has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering.
You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov.
Alternatively, Google will arrange to send you the prospectus if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

3 Google Confidential and Proprietary • Introduction and Key Takeaways • Google’s Equity Philosophy and Practices • Transferable Stock Options • Pulling it All Together Agenda

4 Google Confidential and Proprietary
Introduction to Today’s Conversation
• 8,000 Googlers have joined us since the Transferable Stock
Option (TSO) program launched
• We want Googlers to better understand the value of their
equity and how the TSO program works
• We want to provide Googlers an opportunity to ask questions about our equity practices and the TSO program
WHAT TO WALK AWAY WITH…
1. Equity is a key component of Google’s compensation philosophy and a valuable part of our overall compensation package
2. Google targets the market 90
th
percentile for new hire and ongoing
equity grants
3. Always consider the TSO program when liquidating options.  With
TSOs Googlers have received over $40M in additional value over non-
transferable stock options

5 Google Confidential and Proprietary
• Introduction and Key Takeaways
• Google’s Equity Philosophy and Practices
Compensation Philosophy
Target Market Positioning
Types of Grants
Vehicles We Use
• Transferable Stock Options
• Pulling it All Together
Agenda

6 Google Confidential and Proprietary
Google’s Compensation Philosophy
Google strives to pay Googlers in ways that support three
main objectives:
1. Attract and retain the world’s best talent
2. Support Google’s culture of innovation and
performance with compensation programs that reward
our best performers
3. Align employee interests with shareholder interests in
the overall success of the company
These three objectives provide the
philosophical underpinning for every Google
compensation program worldwide.

7 Google Confidential and Proprietary
Google’s use of equity supports all three
philosophical objectives
1. Attract and retain the
world’s best talent
2. Support Google’s culture
of innovation and
performance
3. Align employee interests
with shareholder
interests in the overall
success of the company
• Significant new hire
and annual refresh
grants at all levels
• Provide multi-year
incentive payout
COMPENSATION PHILOSOPHY ROLE OF EQUITY
• Performance based
grants
• Supports ownership
culture
• Award value increases
as stock price increases

8 Google Confidential and Proprietary
Google targets very competitive positioning
in every element of compensation
We aim to provide a highly market competitive compensation
package for each job at Google
90
th
Equity
75
th
Total Target
Cash
75
th
Base
High Tech
Market Percentile
GOOGLE TARGET MARKET POSITIONING
An annual benchmarking process
ensures that our target pay levels
reflect our desired market positioning.

9 Google Confidential and Proprietary
Google makes three types of equity grants
• Varies by grant •GSUs • Recognize audacious
accomplishments (e.g.,
Founder’s Awards)
Special
• Target grant
guidelines determined
by level and location
• High performers
modeled to receive
larger grants
• Primarily
Options
• Refresh Googler’s equity
stake in the company
• Reward on-going high
performance
Refresher
• Standard grants by
level and locations
• GSUs are performance
vested
Value
• Options
• GSUs
• Provide a meaningful
“staking” grant to new
employees
• Offer competitive packages
to new hires
New Hire
Vehicles* Purpose Grant Type
1
2
3
Our grant practices result in overlapping vesting
cycles and significant cascading value for Googlers.
* Options / GSUs are not available in all countries due to local tax and securities regulations.

10 Google Confidential and Proprietary
Google grants two types of equity –
Google Stock Units (GSU) and Stock Options
Our intent is to utilize both vehicles in every country we operate in (subject to local tax and securities laws).
1. Google Stock Units (GSUs)
• GSUs are an agreement to give you a share of Google stock when the unit vests
2. Stock Options
• Stock options are an agreement to let you buy a share of Google stock at a fixed price within a 10-year period, so long as the options have vested and you are a full-time employee
To further enhance the value of our equity
programs, Google developed the world’s
first Transferable Stock Option program.

11 Google Confidential and Proprietary • Introduction and Key Takeaways • Google’s Equity Philosophy and Practices • Transferable Stock Options • Pulling it All Together Agenda

12 Google Confidential and Proprietary
Employees & investors value options differently…
Employees, accountants/shareholders and the financial
markets perceive option values differently.
Employees value
what they can
monetize.
We needed a
solution to allow
Googlers to value
options even if
the “in the
money” value
was $0.

13 Google Confidential and Proprietary
…so we developed a system to allow
Googlers to sell options like investors
Google developed an online auction with Morgan Stanley
allowing employees to transfer their vested stock options in real time to other investors
• Institutional investors will pay the full “fair value” today for the rights to purchase both the:
• Intrinsic value of options (“in the money” value), and
• Time-value of options (potential future upside)
• Bidders submit streaming real-time bids through Morgan
Stanley’s auction tool to all eligible stock options at all strike prices during
• Normal market trading hours
• Google’s open trading windows (closes 1-hour before market on last day of window)

14 Google Confidential and Proprietary
TSOs allow Googlers to benefit from both the
intrinsic and time value of an option
INTRINSIC VS TIME VALUE OF OPTION
$550
$500
$450
$400
$0
0 6 12 18 24 30 36
Months
TSOs help the time value of an option
become more tangible to Googlers.
Option granted
at $450 per
share grant price
However investors are willing to pay a premium for
the 2 years of additional time-value of the option
At vest, intrinsic value
of option is $0 because
grant price > current
stock price

Financial Gain
$400
$300
$200
$100
$0
Traditional Option Value
TSO Value
Hypothetical values
-250
-150
-50
+50
+150
+250
"Underwater"
"In-the-Money"

15 Google Confidential and Proprietary TSO provide value even when options are underwater IN-THE-MONEY VS. TSO VALUE OF OPTION

16 Google Confidential and Proprietary
In 1H2008 Googlers received additional value from
TSOs at a wide range of stock prices
ACTUAL Q1/Q2 2008 TSO TRANSACTIONS*
Options with $508.01 strike price
* Reflects 847 TSO transactions from 1/1/2008 to 6/30/2008 for options with a $508.01 strike price.
In less than two years, ~12,000 TSO transactions
have produced $42.7M in value for Googlers over
the “in-the-money” value of their options.
Exercise Price:
$0
$20
$40
$60
$80
$100
$120
$140
$160
$180
$200
($100) ($80) ($60) ($40) ($20) $0 $20 $40 $60 $80 $100 Non-TSO Value:
Example – Exercise Price = Strike Price
Exercise Price = $508.00
Non-TSO Value = ($0.01)
TSO Value = $115.80
TSO Premium = $115.81
Example – Underwater Option
Exercise Price = $455.00
Non-TSO Value = ($53.01)
TSO Value = $84.20
TSO Premium = $137.21
Example – In the Money Option
Exercise Price = $600.65
Non-TSO Value = $92.64
TSO Value = $179.70
TSO Premium = $87.06
$408.01 $428.01 $448.01 $468.01 $488.01 $508.01 $528.01 $548.01 $568.01 $588.01 $608.01

Employee Stock Grants Valuation - Mozilla Firefox

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Equity Valuation Tool

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Employee Stock Grants Valuation

Person Id / Username 119880 Stock Price Growth Rate Assumption 15% Refresh

Name	Job Grade	Job Title	Base Salary	Hire Date	Bonus Target
xxx	xxx	xxx	1 USD	2006-05-22	25.0%

Grant Details

Vesting Year	Type	Units Vesting	Avg Stock Price	Value	Cum. Value
2005	GSUs	0	$0	$0	$0
	Options	0	$0	$0	
2006	GSUs	0	$0	$0	$0
	Options	0	$0	$0	
2007	GSUs	10	$476	$4,759	$10,777
	Options	31	$517	$6,018	
2008	GSUs	10	$522	$5,217	$21,092
	Options	28	$544	$5,098	
2009	GSUs	10	$600	$6,000	$33,573
	Options	27	$610	$6,481	
2010	GSUs	10	$690	$6,900	$45,129
	Options	17	$686	$4,656	
2011	GSUs	0	$0	$0	$47,135
	Options	7	$801	$2,006	
GSUs Total		40			$22,876
Options Total		110			$24,259
Grand Total		150		$47,135	$47,135

Vesting Trend

$20 K
$15 K
$10 K
$5 K
$ 0 K
2005
2006
2007
2008
2009
2010
2011
Options
GSUs

(in thousands of USD)	2005	2006	2007	2008	2009	2010	2011
Total Equity	$0.0	$0.0	$11	$10	$12	$12	$2.0
GSUs	$0.0	$0.0	$05	$05	$06	$07	$0.0
Options	$0.0	$0.0	$06	$05	$06	$05	$2.0

Notes

(1) Only includes GSUs and options granted before January 4, 2008. Equity grant data will be refreshed at the end of each quarter.

(2) Assumed current stock price of $ 503 (average closing stock price for the period from Feb. 1st to Feb. 29th, 2008). The current stock price will be updated at the end of each month.

(3) TSO-eligible options are valued assuming Black-Scholes methodology using volatility of 36%, term of 2 years and risk-free rate of 2.7%.
Options not eligible for TSO are valued at 0 if the stock price is less than the option strike price or at "Stock price - Option Strike Price" if the stock price exceeds the option strike price.

(4) Assumed that GSUs and options which vested in the past were sold/exercised on the day of vesting at the closing market price on that day.

(5) Assumed that GSUs and options vesting in the future will be sold/exercised at the end of the month in which they vest.

(6) A monthly future stock price is calculated using the selected stock price growth rate assumption.

(7) Average stock price represents the weighted average of assumed stock prices on the day of selling/exercising (calculated based on the assumptions listed above) in the given vesting year.

(8) The values displayed are prior to tax deduction.

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17 Google Confidential and Proprietary The On-Line Equity Tool allows Googlers to view the value of their equity Available at go/getcomp

18 Google Confidential and Proprietary
Additional TSO Program Information
• TSOs only transfer up to two years of the remaining option life
• At less than 24 months, the option truncates to 18 months
• At less than 18 months, the option truncates to 12 months
• At less than 12 months, the option truncates to 6 months
• At less than 6 months, the option is now only eligible for traditional exercise
• Which options are TSO eligible?  Only those that are:
• Vested
• Granted after Google went public
• Nonqualified Stock Options (“NSOs”)
• Granted to non-EMG members

19 Google Confidential and Proprietary • Introduction and Key Takeaways • Google’s Equity Philosophy and Practices • Transferable Stock Options • Pulling it All Together Agenda

20 Google Confidential and Proprietary
Pulling It All Together
WHAT TO WALK AWAY WITH…
1. Equity is a key component of Google’s compensation
philosophy and a valuable part of our overall compensation
package
2. Google targets the market 90th percentile for new hire and on-going equity grants
3. Always consider the TSO program when liquidating options.
With TSOs Googlers have received over $40M in additional
value over non-transferable stock options

21 Google Confidential and Proprietary Any questions?